Exhibit 2.1

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

This Amendment No. 2 to Stock Purchase Agreement (this “Amendment”), is made as of September 29, 2011, by and between PWMG Bank Holding Company Trust, a Pennsylvania inter vivos trust (“Seller”) and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Buyer”), with reference to the following background:

A. Buyer and Seller are parties to a certain Stock Purchase Agreement, dated as of February 18, 2011, by and between Buyer and Hershey Trust Company (“HTC”), as amended and assigned to and assumed by Seller on May 27, 2011 (the “Agreement”);

B. Pursuant to Section 12.7 of the Agreement, the Agreement may be amended in writing if signed by Buyer and Seller; and

C. Buyer and Seller desire to amend the Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, and subject to the terms and conditions set forth herein, Seller and Buyer hereby agree as follows:

1.	Amendment. Section 2.6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) For a six-month period following the Closing Date (the “Lock-up Period”), Seller shall not sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Buyer Stock Consideration, except that Seller may assign, transfer or otherwise dispose of the Buyer Stock Consideration to HTC during the Lock-up Period; provided, and on the condition, that HTC shall not during the Lock-up Period sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Buyer Stock Consideration.

2.	Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect and will not be, or deemed to be, waived, modified, superseded or otherwise affected by this Amendment. This Amendment shall be governed by the provisions of the Agreement, as amended by this Amendment, which provisions are incorporated herein by reference. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, as provided in Section 12.17 of the Agreement.

3.	Entire Agreement. This Amendment together with the Agreement, as amended, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter of this Amendment and supersede any and all prior agreements and understandings, written or oral, relating to the subject matter of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed as of the day and year first above written.

BUYER:

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	Vice President

SELLER:

PWMG BANK HOLDING COMPANY TRUST

By:	/s/ Velma A. Redmond
Name:	Velma A. Redmond
Title:	Authorized Trustee